Exhibit 99

Superior Energy Services Acquires UK-based Premier Oilfield Services, Ltd

HARVEY, La.--(BUSINESS WIRE)--Aug. 18, 2003--Superior Energy Services, Inc. (NYSE: SPN) today announced the acquisition of Premier Oilfield Services, Ltd., an Aberdeen-based provider of oilfield equipment rentals, for GBP 19.5 million, or $31.5 million.

Premier rents tubular handling equipment, drill pipe, tubing, downhole tools and associated products to oilfield customers in the North Sea, northern Africa, the Middle East and other European market areas.

"Premier is recognized as one of the largest providers of tubulars in the North Sea market area, with offerings expanding into other parts of Europe and the Middle East," said Terry Hall, President and CEO of Superior Energy Services, Inc. "Its strong management team as well as its marketing and distribution capabilities provides us a gateway to previously untapped international market areas for our rental tools and well intervention services, helping us advance our strategic goal of international expansion."

Premier is headquartered at a 6.5-acre custom built facility in Aberdeen, which features an 8,000 square foot fully automated tubular inspection facility. Premier's inventory of more than 10,000 items are stored, serviced and maintained from this location. For more information regarding Premier Oilfield Services, visit www.premieroilfield.com.

Superior Energy Services, Inc. provides a broad range of specialized oilfield services and equipment primarily to major and independent oil and gas companies engaged in the exploration, production and development of oil and natural gas properties primarily offshore in the Gulf of Mexico and throughout the Gulf Coast region. These services and equipment include the rental of liftboats, rental of specialized oilfield equipment, electric and mechanical wireline services, well plug and abandonment services, well control, coiled tubing services and engineering services. Additional services provided include contract operating and supplemental labor, offshore construction and maintenance services, offshore and dockside environmental cleaning services, the manufacture and sale of drilling instrumentation and the manufacture and sale of oil spill containment equipment.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company's rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company's filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.

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Contact:

    Superior Energy Services Inc., Harvey

    Terence Hall/Robert Taylor/Greg Rosenstein, 504-362-4321